UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

ANADYS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50632 (Commission File Number)	22-3193172 (I.R.S. Employer Identification No.)

3115 Merryfield Row San Diego, California (Address of principal executive offices)		92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 530-3600

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 1, 2005, Anadys Pharmaceuticals, Inc. entered into a License and Co-Development Agreement with Novartis International Pharmaceutical Ltd., a Novartis AG company, for the development and potential commercialization of ANA975 and potentially additional Toll-Like Receptor (TLR7) oral prodrugs for chronic hepatitis C virus (HCV) and hepatitis B virus (HBV) infections, as well as other potential infectious disease indications. Under the agreement, the parties will collaborate to develop one or more isatoribine prodrugs or other TLR7 compounds for the treatment of HCV and HBV. Novartis will have exclusive worldwide rights to such compounds, subject to Anadys’ co-promotion option in the United States, described below. The effectiveness of the Agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

     Under the collaboration, Anadys will receive an upfront payment of $20 million and could receive up to an additional $550 million for achievement of specified development, regulatory and sales milestones, including a $10 million payment due following a successful Investigational New Drug (IND) submission, which Anadys expects to file with the U.S. Food & Drug Administration (FDA) in the middle of 2005. Novartis will fund 80.5% of the development costs of the lead product candidate, and Anadys will fund 19.5% of such development costs, subject to certain limitations. Development under the collaboration will be overseen by committees with equal representation by the parties, with Novartis having the final right to make certain decisions. If a product is approved for sale, Anadys is also eligible to receive royalties that will increase with increasing levels of sales of marketed products, subject to reduction to account for payments made by Novartis to third parties for any required licenses and for generic competition in certain circumstances. In addition, Anadys has the option to co-promote the lead product in the United States for the HCV and HBV indications. If Anadys exercises its co-promotion option, it will fund 35% of the U.S. commercialization costs for the lead product, subject to certain limitations, and receive 35% of profits from U.S. sales of the lead product instead of royalties on U.S net sales for the HCV and HBV indications. In either case Anadys will receive royalties on net sales of products outside the U.S.

     In addition, Anadys has granted Novartis a time-limited exclusive option to evaluate and potentially license its rights to ANA380, a compound currently in Phase II clinical trials that is in joint development with LG Life Sciences.

     The agreement will continue until the expiration of all of Novartis’ royalty payment obligations, except with respect to a product being co-promoted which shall continue for so long as there is a valid patent claim covering the product in the U.S., unless the agreement is terminated earlier by either party. Novartis and Anadys each have the right to terminate the agreement early if the other party commits an uncured material breach of its obligations. If Novartis terminates the agreement for material breach by Anadys, Novartis’ licenses under the agreement will continue subject to milestone and royalty payment obligations. If Anadys terminates the agreement for material breach by Novartis, all rights to the compounds developed under the collaboration (other than any Novartis-owned TLR7 agonists) will revert to Anadys. Further, Novartis may terminate the agreement without cause or in connection with a change of control of Anadys, in which event all rights to the compounds developed under the collaboration (other than any Novartis-owned TLR7 agonists) will revert to Anadys. Alternatively, in the event of a change of control of Anadys, Novartis may terminate only the co-development program and co-promote option under the agreement, in which event the other provisions of the agreement will remain in effect, including Novartis’ licenses and its obligations to make royalty and milestone payments.

     A copy of the Company’s press release announcing its License and Co-Development Agreement with Novartis International Pharmaceutical Ltd. is filed herewith and attached as Exhibit 99.1.

Forward-Looking Statements

     Certain statements in this report are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements relating to the activities expected to occur in connection with Anadys’ collaboration with Novartis, upfront, milestone and royalty payments to be received by Anadys in connection with the collaboration, the potential of ANA975 and other prodrugs of TLR7 agonists for treating HCV, HBV and other infectious diseases, statements about future development of compounds or products resulting from the collaboration with Novartis, as well as other statements that are not historical facts. For such statements, Anadys claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Anadys’ expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks that the required regulatory approvals will be received in a timely manner, or at all, risks related to the implementation of Anadys’ collaboration with Novartis, the level of efforts that collaborative partners devote to development and commercialization of Anadys’ product candidates, the timing, success and cost of research and clinical studies, and the timing and receipt of payments and fees, if any, from Novartis. Additional factors that could cause actual results to differ materially from those stated or implied by Anadys’ forward-looking statements are disclosed in Anadys’ SEC reports, including Anadys’ most recent quarterly report on Form 10-Q. These forward-looking statements represent Anadys’ judgment as of the time of filing this report. Anadys disclaims any intent or obligation to update these forward-looking statements, other than as may be required by applicable law.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

     99.1     Press release of Anadys Pharmaceuticals, Inc. dated June 2, 2005.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anadys Pharmaceuticals, Inc.
Dated: June 2, 2005	By:	/s/ Jennifer K. Crittenden
		Name:	Jennifer K. Crittenden
		Title:	Vice President Finance

INDEX TO EXHIBITS

99.1     Press release of Anadys Pharmaceuticals, Inc. dated June 2, 2005.